UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
HEALTHCARE TRUST OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
April 30, 2014
Dear Stockholder:
On behalf of the Board of Directors, I invite you to attend the 2014 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 9, 2014 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement. They describe the formal business to be acted upon by the stockholders.
At the annual meeting, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2014 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials, or the Notice, by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the e-mail address listed on your Notice. This will not prevent you from voting in person at the 2014 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2014 Annual Meeting of Stockholders.
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 9, 2014
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 9, 2014 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:
1.  Election of Directors.    To consider and vote upon the election of the seven director nominees named in this proxy statement, each for a term of one year and until his successor is duly elected and qualifies;
2. Advisory Vote to Approve Executive Compensation. To consider and vote upon, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
3. Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and
4.  Other Business.    To transact such other business as may properly come before the 2014 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this notice. Our stockholders of record as of the close of business on April 29, 2014, are entitled to vote at the 2014 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. We reserve the right, in our sole discretion, to postpone or adjourn the 2014 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. Healthcare Trust of America, Inc. has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail. The Notice and these proxy materials for the 2014 Annual Meeting of Stockholders, including this proxy statement, are being made available to stockholders entitled to vote at the 2014 Annual Meeting of Stockholders on or about May 16, 2014.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2014: Your vote is important to us, and thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2014 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2013 Annual Report on Form 10-K for the year ended December 31, 2013, or the 2013 Annual Report, are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2013 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2013 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2014 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Kellie S. Pruitt
Kellie S. Pruitt
Chief Financial Officer, Secretary and Treasurer
April 30, 2014

HEALTHCARE TRUST OF AMERICA, INC.
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
Telephone: (480) 998-3478
PROXY STATEMENT
The accompanying proxy is solicited by the Board of Directors of Healthcare Trust of America, Inc., or HTA, for exercise at the 2014 Annual Meeting of Stockholders, or the annual meeting, to be held on July 9, 2014 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 16, 2014, the Notice and these proxy materials for the annual meeting, including this proxy statement, are being made available to stockholders entitled to vote at the annual meeting. We are utilizing the U.S. Securities and Exchange Commission, or SEC, rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2013 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2013 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2014 Annual Meeting of Stockholders.
What is the purpose of the annual meeting?
At the annual meeting, stockholders will consider and vote upon the following:

•
the election of the seven director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2015 Annual Meeting of Stockholders and until his successor is duly elected and qualifies;

•	an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement; and

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2014.
Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders. In addition, representatives of our independent registered public accounting firm are expected to be present at the annual meeting, and will have an opportunity to make a statement if they so desire, and will be available to respond to questions from the stockholders.
What are the Board of Directors’ voting recommendations?
The Board of Directors recommends that you vote or authorize a proxy to vote your shares:

•	FOR all of the nominees named in this proxy statement for election as directors;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2014.
What happens if additional proposals are presented at the annual meeting?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?
Only stockholders of record at the close of business on April 29, 2014, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the annual meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 237,303,146 shares of Class A common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.
What is the difference between a “record holder” and stockholder who holds stock in “street name”?
Stockholders of Record.    If your shares are registered in your name with our transfer agent, DST Systems, Inc., you are a stockholder of record with respect to those shares and the Notice or proxy materials were sent directly to you by Boston Financial Data Services, Inc.
Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.
What are “routine” and “non-routine” matters and how are broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of nominees for the Board (Proposal 1) and the advisory vote on named executive officer compensation (Proposal 2) are considered “non-routine” matters, and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with Proposals 1 and 2. Therefore, we strongly encourage you to instruct your broker or nominee on how you wish to vote your shares on the election of directors and the advisory vote on named executive officer compensation. For purposes of the election of directors and the advisory vote on named executive officer compensation, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcome of Proposals 1 or 2. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2014 (Proposal 3) is considered a “routine” matter and, therefore, a broker or nominee may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with such proposal. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum.
How do I authorize a proxy to vote my shares at the annual meeting?
You can authorize a proxy to vote your shares by following the instructions set forth in the Notice or proxy card.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the annual meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the annual meeting);

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies); or

•	using the Internet or telephone methods described in the Notice.
If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?
Election of directors.    To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.
Advisory vote on named executive officer compensation. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions and broker non-votes, if any, will not be treated as votes cast and therefore will not affect the outcome.
Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.
How can I find the results of the annual meeting?
Preliminary results will be announced at the annual meeting. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.
What happens if the meeting is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.
Will my vote make a difference?
Yes! Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of HTA and welcome your attendance at the annual meeting.
Who will bear the costs of soliciting votes for the meeting?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services, Inc. to assist us in connection with the solicitation of proxies for a fee of $7,500 plus reasonable out of pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our Directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT; and

•	the risk factors set forth in our 2013 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

PROPOSAL 1:
ELECTION OF DIRECTORS
Background
The Board of Directors currently consists of seven directors. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors and that our Directors each serve a term of one year, but may be re-elected. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis, Steve W. Patterson and Gary T. Wescombe, each for a term of office commencing on the date of the 2014 Annual Meeting of Stockholders and ending on the date of the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Each of Messrs. Peters, Blair, DeWald, Fix, Mathis, Patterson and Wescombe currently serves as a member of the Board of Directors and all of the director nominees, other than Mr. Patterson, were previously elected to the Board of Directors by our stockholders. The Board of Directors believes that such nominees have played and will continue to play a vital role in our management and operations and our continued growth and success. Mr. Patterson has served as a member of the Board of Directors since April 29, 2014, and the Board of Directors believes that such nominee will also continue to play a vital role in our management and operations and our continued growth and success.
Our bylaws permit the Board of Directors to increase the number of Directors, from time to time, by a majority of the entire Board of Directors. On April 29, 2014, the Board of Directors, upon recommendation by the Nominating and Corporate Governance Committee, increased the number of Directors from six to seven, and filled the resulting vacancy by appointing Mr. Patterson as a new member of the Board of Directors to serve for the remainder of the term until the annual meeting. Mr. Patterson was initially identified as a potential director nominee by our Chairman of the Board and Chief Executive Officer, Scott D. Peters. Following an evaluation and screening of Mr. Patterson’s proposed candidacy as a director, the Nominating and Corporate Governance Committee recommended his election to the Board of Directors.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become Directors or executive officers of HTA. Each of the nominees for election as Director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as Director except that such nominees have agreed to serve as our Directors if elected.
Information about Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office
Scott D. Peters	56	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	70	Independent Director	Since 2006
Maurice J. DeWald	74	Independent Director	Since 2006
Warren D. Fix	75	Independent Director	Since 2006
Larry L. Mathis	70	Independent Director	Since 2007
Steve W. Patterson	56	Independent Director	Since 2014
Gary T. Wescombe	71	Independent Director	Since 2006

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.
W. Bradley Blair, II has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.
Maurice J. DeWald has served as an independent director of the Company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. and Emmaus Holdings, Inc. and as non-executive Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Warren D. Fix has served as an independent director of the Company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Larry L. Mathis has served as an independent director of the Company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to 2013 was a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.
Steve W. Patterson has served as an independent director of the Company since April 2014. He has served since 2013 as the Athletic Director of the University of Texas at Austin. Mr. Patterson previously served as the Athletics Director at Arizona State University from 2012 to 2013, managing director of the Sun Devil Sports Group and Chief Operating Officer of Sun Devil Athletics from 2011 to 2012. From 2007 to 2011, Mr. Patterson served as President of Pro Sports Consulting, which provides services to companies, government entities, universities and individuals that operate or seek to acquire sports properties, to design, finance, build and operate sports facilities and to maximize the revenue in those related companies. Prior to that time, Mr. Patterson served in a number of executive positions in professional sports, including as the President of the Portland Trail Blazers, the Senior Vice President and Chief Development Officer of the Houston Texans, President of the Houston Aeros hockey team, and General Manager of the Houston Rockets. In these roles, he was responsible for team and media operations, the development, financing and operations of arenas and stadiums, and business development. His success in these roles included leading Bob McNair’s effort to land an NFL franchise and Super Bowl XXXVIII for Houston, Texas. Mr. Patterson received a B.B.A. degree in Business Administration and a Juris Doctorate degree from University of Texas at Austin.
Gary T. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.
Board Experience and Director Qualifications
Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board of Directors, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

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Our Chairman, Mr. Peters, has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

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Mr. Blair provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, President and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

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Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

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Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

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Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

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Mr. Patterson offers significant experience in business, finance, legal, media, marketing, and political operations. Mr. Patterson has served in a variety of executive roles for over 20 years with a successful track record in growing operations and leading innovative transactions that impact both the franchise and the community. In his current role, Mr. Patterson heads one of the most dynamic collegiate athletic institutions in this country, with significant touch points throughout the educational, athletic, business, and healthcare communities.

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Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

The Board of Directors recommends a vote “FOR ALL NOMINEES” named above for election as directors.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office
Scott D. Peters	56	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	48	Chief Financial Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	54	Executive Vice President - Acquisitions	Since 2009
Amanda L. Houghton	32	Executive Vice President - Asset Management	Since 2011
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Information about Director Nominees” above.
Kellie S. Pruitt has served as our Chief Financial Officer since May 2010, as our Treasurer since April 2009, and as our Secretary since July 2009. She also served as our Chief Accounting Officer from January 2009 until May 2010, as our Assistant Secretary from March 2009 to July 2009, and as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a senior manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. Ms. Pruitt received a B.A. degree in Accounting from the University of Texas at Arlington and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.
Mark D. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a Vice President of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.
Amanda L. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton comes from a varied background with experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manger of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management, and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation, was appointed to the NAIOP Medical and Life Sciences Forum and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors held nine meetings during the year ended December 31, 2013. Each of our Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans. In conjunction with this evaluation, it has been determined that the establishment of a lead director position should not be made at this point in time. Five of the six independent Directors have been in place since the Company began business (four in 2006 and one in 2007). Each of these independent Directors has been intimately involved in the business of the Company. Due to the small size and intimacy of the Board of Directors, the Board of Directors believes that direct communications with the Chairman/Chief Executive Officer has been extremely effective. Thus, the Board of Directors has determined that it is not necessary or advisable at this time to establish a lead director position and that to do so could impede an otherwise highly interactive and communicative board.
Director Attendance at Annual Stockholder Meetings
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual stockholder meetings, we invite and encourage the members of the Board of Directors to attend our annual stockholder meetings to foster communication between stockholders and the Board of Directors. One of our Directors attended the 2013 annual stockholder meeting in person and the rest attended telephonically.
Contacting the Board of Directors
Any interested party who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Kellie S. Pruitt, Secretary. The independent Directors may also be contacted by writing to: Healthcare Trust of America, Inc., Independent Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention Kellie S. Pruitt, Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We have a seven-member Board of Directors. We consider all of our Directors other than Scott D. Peters, our Chief Executive Officer, to be independent under the New York Stock Exchange, or NYSE, and SEC rules. Our charter provides that a majority of our Directors must be “independent directors.” We consider all of our Directors other than Mr. Peters to be “independent directors” as defined in our charter. As currently defined in our charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.
Our independent directors meet throughout the year in regularly scheduled executive sessions. Generally, the director chosen to preside at each executive session of the independent directors is the director most closely associated with the applicable issue being discussed. This information is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.

Risk Management
The Board of Directors and each of its committees play an important role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risk associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these board committees at each of its regular committee meetings. In addition, members of management responsible for managing our risk periodically report to the full Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
Audit Committee.    Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Blair, DeWald, Fix, Mathis and Wescombe, all of whom are independent Directors. Mr. DeWald currently serves as the chairman of the Audit Committee and has been designated as the Audit Committee financial expert.
The Audit Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Audit Committee held nine meetings during the year ended December 31, 2013.
Compensation Committee.    The primary responsibilities of our Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In 2012, our Compensation Committee retained Towers Watson, an independent compensation consultant, to provide background information as it established at the end of 2012 the 2013 base salaries and other compensation terms for our named executive officers for their then new employment agreements. Towers Watson performs no services for management and receives no compensation from the Company other than for its work in advising our Compensation Committee and maintains no other economic relationships with the Company. Our Compensation Committee determined that Towers Watson was independent and the engagement raised no conflicts of interest. In 2013, our Compensation Committee retained FPL Associates, LP, or FPL, an independent compensation consultant to perform an evaluation of certain aspects of our compensation program and certain other matters related to the compensation of our Chief Executive Officer. FPL performs no services for management and receives no compensation from the Company other than for its work in advising our Compensation Committee and maintains no other economic relationships with the Company. Our Compensation Committee determined that FPL was independent and that the engagement of FPL raised no conflicts of interest.

Under our Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of Messrs. Blair, DeWald, Fix and Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman of the Compensation Committee.
The Compensation Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Compensation Committee held 10 meetings during the year ended December 31, 2013. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee’s primary purposes are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Blair, Fix, Mathis and Patterson, all of whom are independent Directors. Mr. Fix currently serves as the chairman of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. This charter as well as our corporate governance guidelines are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Nominating and Corporate Governance Committee held five meetings during the year ended December 31, 2013.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (1) be an individual of high character and integrity; (2) be accomplished in his or her respective field, with superior credentials and recognition; (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (4) have sufficient time available to devote to our affairs; (5) represent the long-term interests of our stockholders as a whole; and (6) represent a diversity of background and experience. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Investment Committee.    Our Investment Committee’s primary function is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee is currently comprised of Messrs. Blair, Fix, Peters and Wescombe. Messrs. Blair, Fix and Wescombe are independent Directors. Mr. Blair currently serves as the chairman of the Investment Committee.
The Investment Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Investment Committee held 12 meetings during the year ended December 31, 2013.

Risk Management Committee.    Our Risk Management Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (1) material risks or exposures associated with the conduct of our business; (2) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (3) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. Blair, DeWald, Mathis and Patterson, all of whom are independent Directors. Mr. Mathis currently serves as the chairman of the Risk Management Committee.
The Risk Management Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Risk Management Committee held four meetings during the year ended December 31, 2013.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, www.htareit.com, as necessary.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation, Discussion and Analysis, or CD&A, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2013 by the following named executive officers:

•	Scott D. Peters, Chief Executive Officer, President and Chairman of the Board;

•	Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer;

•	Mark D. Engstrom, Executive Vice President - Acquisitions; and

•	Amanda L. Houghton, Executive Vice President - Asset Management.

Executive Summary
Changes to Executive Incentive Program
In 2013, our Compensation Committee reviewed our cash incentive and long-term incentive plans with the goal of using specific performance metrics considered important to our success to measure our performance for purposes of determining incentive compensation to be awarded to our named executive officers. While our cash and long-term equity incentive awards have historically been 100% performance-based, the awards were determined in the discretion of our Compensation Committee based on their assessment of the Company’s and the executive’s achievements, respectively. Accordingly, our Compensation Committee established quantitative performance targets, as further described below under “Elements of Our 2013 Compensation Program,” to be used to determine the cash and equity incentive compensation awarded to our executives. Our Compensation Committee continues to have the discretion to assess an individual executive’s achievements and determine incentive awards related to those achievements. For 2013 cash incentives, 60% of an executive’s total incentive opportunity is based on the achievement of Company performance goals and 40% is based on the executive’s individual performance. For 2013 long-term equity incentives, 50% is based on Total Stockholder Returns, or TSR, and the remaining 50% is based on our Compensation Committee’s discretionary assessment of our performance in certain key financial and operational areas. Our Compensation Committee believes it is important to retain the discretion to reward our executives’ individual achievements that we believe help preserve long-term stockholder value and discourage excessive risk-taking. These performance metrics are described in more detail in this CD&A, including how such metrics contribute to the determination of the value of our named executive officers’ incentive awards and support our pay-for-performance philosophy, and we believe help provide our stockholders better transparency to our executive compensation program. See “Elements of our 2013 Compensation Program - Annual Bonus” and “Elements of our 2013 Compensation Program - Long-Term Incentives” for more detail on these performance metrics.
2013 Accomplishments
Our executive compensation program is guided by the principle that the compensation of our executive officers should encourage creation of value for our stockholders and achievement of our strategic corporate objectives. The objectives of our executive compensation program are to attract, incentivize and retain executive management in a manner that is tied to achieving our business objectives and aligning the financial interests of our executives with the long-term interests of our stockholders. Key financial and strategic achievements that drove our Compensation Committee’s compensation decisions in 2013 included the following:

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For the year ended December 31, 2013, we generated one-year cumulative TSR of approximately 4.8%, which significantly exceeded the 1-year TSR by approximately 1,100 basis points of the SNL US REIT Healthcare Index as well as the comparative performance of our directly competitive, publicly traded healthcare REIT peer group, or our healthcare REIT peers, as further described below under “Compensation Consultant and Benchmarking.” The SNL US REIT Healthcare Index, or SNL HC REIT, includes all publicly traded healthcare REITs in SNL’s coverage universe (including those listed on the NYSE, the NYSE MKT, NASDAQ and the OTC). In addition, our 1-year cumulative TSR exceeded the 1-year TSR of the MSCI US REIT Index, or RMS. The chart below shows the comparison of the Company’s 1-year TSR as of December 31, 2013 compared with the one-year TSR of the SNL HC REIT and the RMS.

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We grew our normalized funds from operations, or FFO, to $148 million, an increase of 9.3% on a year over year basis, while our normalized FFO per diluted share of common stock increased 4.9% to $0.64 per diluted share of common stock on a year over year basis.

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We completed approximately $398 million of investments, an increase in our portfolio size by more than 15% based on total investment. We were the most active investor in the medical office building sector in 2013 among our healthcare REIT peers.

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For the year ended 2013, we entered into new or renewal leases on approximately 1,396,000 square feet of GLA, or approximately 9.9% of our portfolio, and our tenant retention was approximately 85% by GLA, the highest among our healthcare REIT peer group.

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We grew our occupancy approximately 70 basis points from 90.5% in the first quarter of 2013 to 91.2% in the fourth quarter of 2013, while the medical office building portfolios of our healthcare REIT peer group, on average, remained flat.

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We increased our same-property cash net operating income, or NOI, growth 3% or more, which exceeded the same-property cash NOI growth of the medical office building portfolios of our healthcare REIT peer group for each quarter in 2013. The chart below shows our same-property cash NOI growth for each quarter in 2013 compared to the average same-property cash NOI growth reported by our healthcare REIT peer group with respect to their medical office building portfolios:

•	We successfully launched a $250 million Equity ATM program and issued approximately $250 million of our common stock at an average price of $11.22 per share.

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We successfully executed our debut $300 million 10-year bond issuance while interest rates were at historically low levels in 2013, which helped us achieve a lower cost of long-term debt and better ladder our debt maturity schedule.

•	In July 2013, we were added to the Russell Global and Russell 1000 Indexes.

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In June and November 2013, all shares of our Class B-2 and B-3 common stock, respectively, converted to shares of our Class A common stock, our sole outstanding class of common stock. As a result, our liquidity more than doubled as all of our outstanding shares of common stock became eligible to trade on the NYSE.

•	We ended the year with a strong balance sheet with $613 million of liquidity and net debt to annualized adjusted EBITDA of 5.3x, one of the lowest among our healthcare REIT peer group.

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The strength of our portfolio and balance sheet was recognized by Moody’s Investors Service, or Moody’s, in 2013 as Moody’s assigned us an upgraded credit rating of Baa2 from Baa3 allowing us to achieve approximately $2.5 million of interest expense savings in 2014. As a rationale for the credit rating upgrade, Moody’s specifically cited our high quality, on-campus medical office building portfolio, our low leverage profile, and the successful execution of our growth strategy.

2013 Compensation Practices
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:

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Our Compensation Committee is comprised solely of independent directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

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The majority of our executives’ compensation is at-risk. For fiscal year 2013, approximately 89% of Mr. Peters’ target total direct compensation was performance-based, and approximately 64% to 70% of the three other named executive officers’ target total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.

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Effective January 1, 2013, we entered into new employment agreements with each of our named executive officers. We believe it was appropriate to enter into these agreements with our named executive officers in light of their increased responsibilities following our listing on the NYSE and to promote the stability of our management team.

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Each executive’s base salary represents our Compensation Committee’s view of the minimum level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential. After consultation with our independent compensation consultant, our Compensation Committee approved in late 2012 the named executive officers’ 2013 base salaries and reflected the same in the then new employment agreements with our named executive officers, as further described below under “Elements of our 2013 Compensation Program - Base Salaries.”

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Our executives’ bonuses under our annual incentive program are performance-based cash incentives that reward achievement of performance objectives tied to our annual business plan and projections. A range of earnings opportunities, expressed as percentages of base salary and corresponding to three levels of performance (Threshold, Target and High), are established for each of our executives. Actual bonus awards to our executives depend on actual achievement relative to the corporate objectives and our Compensation Committee’s subjective assessment of each executive’s individual performance as described below under “Elements of Our 2013 Compensation Program.” As described in more detail below, our Compensation Committee determined that our actual performance for 2013 for each of the performance metrics in the annual incentive program was as follows:

•	Normalized FFO per share: achieved results at the Threshold level;

•	Net acquisitions: achieved results at the High level;

•	Same-property cash NOI growth: achieved results between the Target and High levels;

•	Debt to undepreciated assets: achieved results between the Threshold and Target levels; and

•	Peer performance: achieved results at the High level.

Individual executive performance is described in more detail below and differed for each of our executives. Based on the Company’s performance as summarized above and our Compensation Committee’s assessment of the performance of each of our executives during 2013, our Compensation Committee awarded each of the named executive officers bonuses at the following percentages of the Target level: Mr. Peters at 81% of the Target level; Ms. Pruitt at 86% of the Target level; Mr. Engstrom at 108% of the Target level; and Ms. Houghton at 91% of the Target level. Because the Compensation Committee believes that a significant portion of Mr. Peters’ incentive compensation should be in the form of equity to increase the alignment of his interests with those of our stockholders, our Compensation Committee reduced the portion of his 2013 annual incentive that would otherwise have been paid in cash and increased the portion of his 2013 annual incentive awarded in equity as described below.

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Our Compensation Committee also granted our executives equity awards based on performance in 2013 in the form of restricted stock. The awards were granted in January 2014 and determined by our Compensation Committee based on the achievement of pre-established corporate goals, and our Compensation Committee’s discretionary assessment of each individual executive’s performance for the 2013 performance year. These awards are intended to (a) promote achievement of corporate performance goals tied to our business strategies, (b) incentivize individual executive achievement consistent with our corporate goals, and (c) focus our executives on creating long-term value for our stockholders. These awards also provide a retention incentive as they vest over a multi-year period. The range of potential award levels that may be granted, expressed as percentages of base salary and corresponding to the three levels of performance (Threshold, Target and High), is established for each executive. As described in more detail below under “Elements of Our 2013 Compensation Program,” our Compensation Committee determined that actual performance for the year 2013 was as follows for each of the performance metrics in the long-term incentive program:

•	1-year TSR vs. peers: achieved results at the High level;

•	Improve value of portfolio: achieved results between the Threshold and Target levels;

•	Financial flexibility: achieved results at the Target level; and

•	Franchise value: achieved results between the Threshold and Target levels.
Based on our Compensation Committee’s assessment of the performance of the Company and each of our executives during 2013, our Compensation Committee awarded our executives restricted stock awards in January 2014 with a grant-date value at the following percentages of the Target level: Mr. Peters at 118% of the Target level; Ms. Pruitt at 80% of the Target level; Mr. Engstrom at 98% of the Target level; and Ms. Houghton at 80% of the Target level. As set forth above, our Compensation Committee believes that a significant portion of Mr. Peters’ incentive compensation should be in the form of equity to increase the alignment of his interests with those of our stockholders and, accordingly, reduced the portion of his 2013 annual incentive that would otherwise have been paid in cash and increased the portion of his 2013 annual incentive awarded in equity.

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Our Compensation Committee established stock ownership guidelines for our executives. Our Chief Executive Officer and other named executive officers are required to own a minimum of six and four times the applicable executive’s base salary, respectively, of fully vested shares of our common stock, as further described below.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits pledging awards granted to our executives under the plan.

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The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee concluded that our compensation policies are not reasonably likely to have a material adverse effect on us or our stockholders.

Compensation Philosophy and Objectives
Our Compensation Committee is charged with the responsibility of setting compensation for our named executive officers and our other executive officers and employees. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards. Through our executive compensation program, we strive to attract, retain and motivate talented executives, and link the compensation realized by our executives to the achievement of financial and strategic corporate goals, as well as individual achievement consistent with our corporate goals and projections. Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive market-based cash payments and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals. The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

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link compensation realized with the achievement of pre-established short and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and projections;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to deliver stable and consistent total returns to stockholders.
Compensation Consultant and Benchmarking
In 2012, our Compensation Committee retained Towers Watson, an independent compensation consultant, to provide background information as it established at the end of 2012 the 2013 base salaries and other compensation terms for our named executive officers for their then new employment agreements. During the period it served as compensation consultant, Towers Watson performed no services for management and received no compensation from the Company other than for its work in advising our Compensation Committee and maintained no other economic relationships with the Company. Our Compensation Committee determined that Towers Watson was independent and the engagement raised no conflicts of interest.
In 2013, our Compensation Committee retained FPL Associates, LP, or FPL, an independent compensation consultant to perform an evaluation of certain aspects of our compensation program and certain other matters related to the compensation of our Chief Executive Officer. FPL performs no services for management and receives no compensation from the Company other than for its work in advising our Compensation Committee and maintains no other economic relationships with the Company. Our Compensation Committee determined that FPL was independent and that the engagement of FPL raised no conflicts of interest.
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In addition, the employment agreements of our named executive officers require that their base salaries be reviewed by our Compensation Committee not less frequently than annually. With the assistance of FPL, our Compensation Committee conducted a review of our executive compensation program in November 2013 relative to two peer groups of publicly traded REITs (i.e., size-based peers, and healthcare REIT peers), or, collectively, the “comparable peers.” The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our named executive officers. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group.
When selecting the comparable peers, our Compensation Committee considered input from FPL. Our Compensation Committee selected a combination of (a) our directly competitive, publicly traded healthcare REIT peers, or “healthcare REIT peers,” and (b) a group of other REITs based on total capitalization relative to our total capitalization, or “size-based peers.”

For the healthcare REIT peers, our Compensation Committee focused on companies with significant portfolios of medical office buildings that it believes we compete with on a day-to-day basis for acquisitions, leasing, investor interest, management talent, and other similar strategic initiatives. For the healthcare REIT peers, (a) the medical office building portfolios of the peers by gross real estate investments in 2013 ranged from approximately $2.6 billion to $3.8 billion, and our medical office building portfolio was approximately $3.0 billion, (b) same store stabilized occupancy of the medical office building portfolios of the peers in the fourth quarter of 2013 ranged from approximately 88.8% to 94.7%, and our portfolio was at approximately 90.6%, (c) same store NOI growth of the medical office building portfolios of the peers in each quarter of 2013 showed our performance exceeding our peers in each quarter, (d) the medical office building portfolio size of the peers ranged from 174 to 327 medical office buildings, and our portfolio was comprised of 269 medical office buildings; (e) our debt to total capitalization of 34.0% was the lowest of all of the peers (when considering each peer’s aggregate debt), and (f) 2013 acquisitions by dollar volume showed the medical office building portfolios of the peers as growing in 2013 between $0 and $189 million, whereas we were the most acquisitive medical office building buyer among the peers at $398 million. Our Compensation Committee recognizes that certain of the healthcare REIT peers are active with property types in addition to medical office buildings, and in three cases the market capitalization and total capitalization of the healthcare REIT peers was substantially larger than ours; however, our Compensation Committee concluded that our performance was both consistently strong throughout 2013 and at the high end of performance relative to the healthcare REIT peers with respect to their medical office building portfolios. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant medical office buildings, such as we must do for the type of portfolio we own. For these reasons, our Compensation Committee believes it is appropriate to include the healthcare REIT peers among the comparable peers in assessing market compensation levels.
For the size-based peers, our Compensation Committee considered REITs with a total capitalization of between $3.4 billion to $6.2 billion, which ranges from 0.95 to 1.75 times our total capitalization of $3.6 billion as of December 31, 2013. Our Compensation Committee also considered, among other things, the size and geographic reach of the respective size-based peers’ portfolios, whether or not the size-based peers actively managed their portfolios, the magnitude of the size-based peers’ growth through acquisitions, the amount of leverage the size-based peers maintain, and the size-based peers’ total stockholder returns. For the size-based peers, (a) the portfolio size of the peers ranged from 28 to 366 buildings or properties, and our portfolio was comprised of 269 medical office buildings; (b) the geographic reach of the size-based peers ranged from seven states to 29 states, and we had buildings in 27 states; (c) each of the size-based peers, like us, actively manages and leases their respective portfolios; (d) the size-based peers external growth through acquisitions between 2012 and 2013 ranged from $312 million to $1.3 billion, and our acquisitions between 2012 and 2013 totaled $693 million representing approximately a 30% expansion of our portfolio; (e) leverage for the size-based peers ranged from 32.8% to 52.4% of total debt to total market capitalization, and our leverage was 34.0% of total debt to total market capitalization; and (f) the size-based peers had a 1-year TSR that ranged from (12.3)% to 20.9% with an average of 5.0%, and our one-year TSR was 4.8%. For these reasons, the Compensation Committee believes it is appropriate to include the size-based peers among the comparable peers in assessing market compensation levels.
The healthcare REIT peers and the size-based peers for 2013 are identified below:

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc (NYSE: HR)	BioMed Realty Trust, Inc. (NYSE: BMR)
Healthcare REIT, Inc. (NYSE: HCN)	Brandywine Realty Trust (NYSE: BDN)
HCP, Inc. (NYSE: HCP)	CubeSmart (NYSE: CUBE)
Ventas, Inc. (NYSE: VTR)	Equity One, Inc. (NYSE: EQY)
Glimcher Realty Trust (NYSE: GRT)
Healthcare Realty Trust, Inc (NYSE: HR)
Highwoods Properties, Inc. (NYSE: HIW)
Lexington Realty Trust (NYSE: LXP)

The review in November 2013 included a competitive compensation analysis for Mr. Peters individually and our four named executive officers (including Mr. Peters) in the aggregate. In the case of Mr. Peters, the review indicated that Mr. Peters, as compared to chief executive officers in the comparable peers, was generally provided total direct compensation at approximately the median level of the comparable peers. The review also indicated that the total direct compensation structure for our top four executives, in the aggregate, provides below median compensation as compared to the top four named executive officers, in the aggregate, in the comparable peers. Our Compensation Committee reviewed this structure in the aggregate because of the amount of our Chief Executive Officer’s compensation relative to the amount of compensation for our other named executive officers. In addition, the total direct compensation of each of our four named executive officers relative to similar positions with the comparable peers was as follows: Mr. Peters’ compensation was in the 45th percentile relative to the comparable peers; Ms. Pruitt’s compensation was in the 9th percentile relative to the comparable peers; Mr. Engstrom’s compensation was in the 36th percentile relative to the comparable peers; and Ms. Houghton’s compensation was in the 9th percentile relative to the comparable peers.
The Role of Stockholder Say-on-Pay Votes.    We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our annual meeting of stockholders held in November 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Our Compensation Committee believes this result affirms our stockholders' support of our approach to executive compensation and, thus, our Compensation Committee did not change its approach in making its executive compensation decisions after the 2011 annual meeting. Our Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our named executive officers.
Employment Agreements.    After consultation with Towers Watson in 2012, our Compensation Committee approved new employment agreements, effective as of January 1, 2013, with each of our named executive officers. The employment agreement with Mr. Peters has a four-year term, and the employment agreements with each of our other named executive officers has a three-year term. In considering the appropriate terms of these employment agreements, our Compensation Committee focused on the increased duties and responsibilities of each executive following our 2012 listing on the NYSE, involved in managing and growing a publicly traded company. Each of these executives has served, and we expect will continue to serve, a major role in hiring, supervising and overseeing our employees, the transition and implementation of our self-management structure and our post-transition management to a publicly traded company. In particular, as part of and as a result of this transition to our listing on the NYSE, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels. Mr. Peters will also continue to (a) successfully lead a strategy with a goal of seeking to consistently deliver attractive returns to stockholders; (b) oversee our NOI growth, our level of quality investment activity, the overall occupancy of our portfolio, our debt to total capitalization and our credit rating; (c) represent us and enhancing our reputation externally, including with tenants, investors, industry organizations and the media; (d) conduct regular communications with and responsiveness to our stockholders’ inquiries; (e) focus on regular communications with the Board of Directors and committees; (f) focus on attention to governance matters and risk oversight; and (g) attract, develop and retain a highly skilled management team and motivating them to create long-term value for our stockholders. We believe that these employment agreements are important in helping us retain and promote the stability of our management team. A summary of the terms of these employment agreements are described below under “Employment Agreements.”
Elements of our 2013 Compensation Program
In 2013, the key elements of compensation for our named executive officers were base salary, annual bonus and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our named executive officers provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our named executive officers and is intended to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. In determining the base salary levels for each of our named executive officers in connection with their respective employment agreements entered into on January 1, 2013, our Compensation Committee reviewed the market compensation data as prepared by Towers Watson in 2012, as described in our 2013 proxy statement filed on April 30, 2013. With the assistance of Towers Watson, our Compensation Committee conducted a competitive market assessment of the compensation levels of each of our named executive officers compared to survey data from the 2012 NAREIT Compensation Survey, as well as a peer group consisting of healthcare REITs and other REITs from a variety of sectors with total capitalization within a range of $2.5 billion to $5.0 billion. In the case of our Chief Executive Officer, Towers Watson reported to our Compensation Committee that Mr. Peters’ total cash compensation proposed for 2013 (which consists of base salary and annual bonus) was competitive at about the market median based on both the Towers Watson selected peer companies and the 2012 NAREIT Compensation Survey, and his equity award value for 2012 was low relative to the market median.

In the case of our other named executive officers, excluding our Chief Executive Officer, Towers Watson reported to our Compensation Committee that total direct compensation proposed for 2013 was below the median when compared to both the 2012 NAREIT Compensation Survey data and the proxy data available for the Towers Watson selected peer group at the time Towers Watson completed its review.
The peer group selected by Towers Watson in 2012 was comprised of Alexandria Real Estate Equities, Inc.; BioMed Realty Trust, Inc.; Brandywine Realty Trust; HCP, Inc.; Healthcare Realty Trust, Inc; Health Care REIT, Inc., Medical Properties Trust, Inc.; Omega Healthcare Investors, Inc.; Senior Housing Properties Trust; and Ventas, Inc.
Our Compensation Committee used this information from Towers Watson as a reference point in making its compensation decisions; however, it did not benchmark to a particular percentile within the Towers Watson selected peer group or otherwise target any element of compensation at a particular level or quartile within the Towers Watson selected peer group. Our Compensation Committee believes that the increased base salaries for 2013 reflected market competitive levels. However, in the case of Ms. Pruitt, our Compensation Committee determined that a higher increase was indicated because the market data was higher for the chief financial officer position.
Based on this information, in December 2012, our Compensation Committee determined that the base salary levels for our named executive officers would be increased for 2013 as follows:

Executive	2012	2013	% Increase
Scott D. Peters	$750,000	$800,000	7%
Kellie S. Pruitt	300,000	350,000	17%
Mark D. Engstrom	300,000	325,000	8%
Amanda L. Houghton	250,000	275,000	10%
As noted above under the “Compensation Consultant and Benchmarking,” with the assistance of FPL, our Compensation Committee conducted a review in 2013 of our executive compensation program for our four named executive officers, in the aggregate, compared to the top four named executive officers, in the aggregate, for the comparable peers. This review concluded that, in the aggregate, the base salaries of our named executive officers, was below the median compensation as compared to the top four named executive officers, in the aggregate, for the comparable peers. Nevertheless, our Compensation Committee determined that the base salary levels for our named executive officers would remain unchanged for 2014 because of the recent finalization at the beginning of 2013 of new employment agreements for each of our named executive officers.
Annual Bonus
Annual cash bonuses for our named executive officers are intended to reward and recognize contributions by our executives to our financial goals generally and our Compensation Committee’s assessment of individual executive contributions to us. As noted above, our Compensation Committee changed its approach in 2013 to provide that a portion of each executive’s annual cash incentive would be determined based on our performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals and an award opportunity range (expressed as multiples of base salary and corresponding to Threshold, Target and High levels of performance) for each of our named executive officers. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (a) that strong performance is expected of an executive in order to achieve a pay out at a Target level, and (b) that superior performance is expected of an executive in order to achieve a payout above a Target level. For each of our named executive officers, 60% of the bonus is determined by our Compensation Committee based upon the Company’s performance metrics against pre-established standards, and 40% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
Performance Metrics.    We have set forth below (a) a summary explanation of why we believe each performance metric is an important component of our pay-for-performance philosophy, (b) the performance goals determined by our Compensation Committee at the beginning of 2013, based on our projections, to evaluate each executive’s 2013 performance, and (c) the relative weighting of each performance metric.

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Normalized FFO per share growth. Funds From Operations, or FFO, is a common measure of operating performance for REITs because FFO excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization in order to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to Total Stockholder Returns, or TSR. For further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

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Net Acquisitions. We believe net acquisitions are important to our growth and future profitability. Net acquisitions is defined as gross acquisitions of real estate, less sales of properties and mortgage notes receivable.

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Same-property cash NOI growth. We believe same-property cash NOI is an important and widely-recognized measure of internal growth, which is the foundation for the cash flows that support our dividend and an important component of TSR. For further description of same-property cash NOI, see “Non-GAAP Financial Measures” below.

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Debt to undepreciated assets. Debt to undepreciated assets reflects the strength of our balance sheet, which is fundamental to preserving stockholder value. A strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. This metric also prevents us from achieving FFO per share growth through inappropriate leverage.

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Peer performance. TSR is the most direct measure of a company’s creation and preservation of stockholder value. This year this metric measures performance target as a 1-year TSR as compared to the SNL US REIT Healthcare Index as of the last trading day of the year. Due to our short duration as a publicly listed company, our Compensation Committee initially set the performance target as 1-year TSR. As time progresses, our Compensation Committee presently intends to also review TSR over three, five and ten-year periods. The TSR is measured as a percentile rank in each category as set forth below.

Factors considered in the assessment of individual performance for each executive include: implementation of targeted acquisition strategies; effective capital raising, promotion of the Company in the capital markets, and communication with investors; effectively managing and leasing our portfolio; and managing a strong balance sheet. Mr. Peters provides our Compensation Committee with recommendations for individual performance for each named executive officer (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements to determine his individual performance score.
For 2013, our Compensation Committee rated the individual performance for each of (a) Mr. Peters and Mr. Engstrom as achieving results between the Target and High levels, and (b) Ms. Pruitt and Ms. Houghton as achieving results between the Threshold and Target levels. This assessment was not based on specifically proscribed criteria established at the beginning of 2013 but, rather, was based on a subjective determination by our Compensation Committee of (i) a combination of factors relevant to each executive’s position, and (ii) projections that were important to helping the Company achieve its short-term and long-term corporate objectives.
For Mr. Peters, our Compensation Committee considered the following individual achievements and the extent to which Mr. Peters: (i) successfully led the Company’s strategy, drove financial results and delivered solid returns to stockholders through internal growth and acquisitions while maintaining a strong balance sheet and improving our cost of capital; (ii) enhanced our franchise value through the communication to our tenants, the investor community and the media of our strengths and competitive advantages; and (iii) facilitated the achievement of the personal goals of all of our executive officers and driving excellence as a key component of our culture and organization.
For Ms. Pruitt, our Compensation Committee considered the following individual achievements and the extent to which Ms. Pruitt: (i) managed our liquidity and strengthened our balance sheet, including her role in the successful execution of our $300 million debut bond issuance to help us achieve a lower cost long-term debt and better ladder our debt maturity schedule, and capital raising through the Equity ATM program; (ii) communicated with the credit rating agencies and our successful achievement of an upgraded rating from Baa3 to Baa2 from Moody’s to allow us to achieve approximately $2.5 million of interest expense savings in 2014; and (iii) provided leadership in managing improvements in our accounting and finance departments that increased efficiency and helped position us for future growth.
For Mr. Engstrom, our Compensation Committee considered the following individual achievements and the extent to which Mr. Engstrom: (i) achieved the closing of $398 million of acquisitions of high quality medical office buildings; (ii) established multiple new health system and new developer relationships, as well as expanded our relationships with our existing health systems and developers; and (iii) structured acquisitions to increase stockholder value and restructured a significant lease transaction with a key health system to transition the management of its buildings to our internal property management and leasing platform.
For Ms. Houghton, our Compensation Committee considered the following individual achievements and the extent to which Ms. Houghton: (i) drove industry leading same-property cash NOI for the portfolio ranging from 3.0% to 3.4% per quarter; (ii) advanced our in-housing initiatives by bringing an additional 3.2 million square feet of GLA of our properties onto our in-house asset management platform (allowing us to achieve approximately $2 million in fee savings); and (iii) supervised marketing and leasing of our nationwide portfolio, including bringing seven new markets onto our in-house leasing platform.
The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2013 to measure 2013 corporate performance, the relative weighting for each performance metric, and the actual performance level achieved:

Metric	Weighting	Threshold	Target	High	Actual	% Awarded
Normalized FFO per share growth	20%	5%	8%	10%	5%	76%
Net acquisitions	20%	$200 million	$300 million	$400 million	$398 million	133%
Same-property cash NOI growth	30%	2.0%	3.0%	3.5%	2.9%	90%
Debt to undepreciated assets	10%	40%	35%	30%	38%	92%
Peer performance	20%	25%	50%	75%	>75%	100%
Based on these performance results, our Compensation Committee determined that each of our named executive officers would be awarded 98% (relative to a Target level of 60%) for the Company performance component of the cash bonus program. After factoring in the assessment of each executive’s individual performance as described above, our Compensation Committee awarded the cash bonus amounts reflected in the table below.
The following table sets forth the range of the 2013 bonus opportunity for each of our named executive officers and the actual bonus amounts awarded to each executive for their respective 2013 performance:

	Range of 2013 Bonus Opportunities (as a % of Base Salary)			2013 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target		Amount
Scott D. Peters	100%	200%	300%	81%	(1)	$1,300,000
Kellie S. Pruitt	50%	100%	150%	86%		300,000
Mark D. Engstrom	50%	100%	150%	108%		350,000
Amanda L. Houghton	50%	100%	150%	91%		250,000
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(1)
As noted above, our Compensation Committee believes that a significant portion of Mr. Peters’ incentive compensation should be in the form of equity to increase the alignment of his interests with those of our stockholders. Accordingly, our Compensation Committee reduced the portion of Mr. Peters’ 2013 annual incentive that would otherwise have been paid in cash and increased the portion of his 2013 annual incentive awarded in equity as described below.

Long-Term Equity Incentives
In 2013, our named executive officers participated in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for the our stockholders, and to assist us in attracting and retaining key executives. Like our annual incentive program, long-term incentive awards for the applicable year are based on our achievement of pre-established corporate goals, and our executives’ achievement of individual goals for the performance year. For each executive, a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (Threshold, Target, and High) for long-term incentive compensation.
Performance Metrics. At the beginning of 2013, our Compensation Committee also approved the performance metrics for determining the levels of the 2013 long-term equity incentive awards. Set forth below is a summary of the performance metrics and the rationale as to why our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

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Total Stockholder Returns. TSR is the most direct measure of a company’s creation and preservation of stockholder value. Given our short duration as a publicly listed company, our Compensation Committee initially set our performance target as a 1-year TSR as compared to the 1-year SNL US REIT Healthcare Index. As time progresses, our Compensation Committee presently intends to also review TSR over 3-year, 5-year and 10-year periods for purposes of the long-term equity incentive awards.

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Proactive Asset Management. Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. We measure internal growth by evaluating same-property cash NOI, as defined above. Our expertise in working with tenants to improve the performance or our assets enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by proactively leasing our vacant space, managing lease expirations and renewals, monitoring tenant compliance and performance, allocating capital, and engaging in redevelopment opportunities.

•
Financial Flexibility. The strength of our balance sheet and our available liquidity demonstrate our ability to generate sufficient earnings to meet our debt obligations and compete successfully for new acquisitions. A strong balance sheet is fundamental to preserving our stockholder value. In addition, a strong balance sheet enables us to successfully execute our acquisition strategy, which is an important component of long-term value creation for our stockholders. Positive ratings movement is an external indicator of the strength of our balance sheet and has a direct impact on our cost of capital through a reduction in interest expense. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

•
Franchise value. We believe the talent of our personnel, processes and systems, and our risk management program both help protect our stockholder value over the long-term and mitigate risk in the Company. Our reputation and the values we consistently demonstrate can enhance our ability to be the landlord of choice for our tenants, compete for new acquisitions, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring that we have the appropriate infrastructure to manage our growth and position ourselves for future opportunities to grow, while preserving our reputation for reliability, is an important component of our long-term stockholder value.

For Mr. Peters, 60% of the value of his long-term incentive compensation award is based on corporate performance goals set by our Compensation Committee at the beginning of the performance year, and 40% of the value of his long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. For Ms. Pruitt, Mr. Engstrom and Ms. Houghton, 40% of the value of their long-term incentive compensation awards are determined by corporate performance goals set by our Compensation Committee, and 60% of the value of their long-term incentive compensation awards are based on their individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. Our Compensation Committee determined it would be appropriate to have a larger percentage of Mr. Peters’ incentive opportunity be based on the performance of the Company as a whole in light of his position as our Chief Executive Officer. The performance goals for 2013, as well as the achievement level for each goal, were as follows:

Company performance	Weighting	Threshold	Target	High	Actual
1-year TSR v. peers (expressed in percentile)	50%	25%	50%	75%	>75%
Improve value of portfolio-proactive asset management	30%	Subjective - At Compensation Committee’s Discretion			See below
Financial flexibility (leverage, access to capital, ratings)	10%				See below
Franchise Value	10%				See below
Our Compensation Committee considered the personal achievements of each executive as set forth above under “Annual Bonus” for the individual performance criteria, and the following relative to the three subjective components of the incentive criteria for Company performance:
Improve value of portfolio - proactive asset management - Our Compensation Committee determined the Company’s performance was between the Target and High levels. Our Compensation Committee considered the following accomplishments in making its determination:

•
We increased our same-property cash NOI by 3% or more each quarter, which exceeded the same-property cash NOI growth of the medical office building portfolios of the healthcare REIT peer group for each quarter in 2013.

•	Our tenant retention was approximately 85% by GLA, the highest among the healthcare REIT peer group.

•
We grew our occupancy approximately 70 basis points from 90.5% in the first quarter of 2013 to 91.2% in the fourth quarter of 2013, while the medical office building portfolios of the healthcare REIT peer group, on average, remained flat.

•
We transitioned 3.2 million square feet of our properties onto our in-house asset management platform (allowing us to achieve approximately $2 million in fee savings) and brought seven new markets onto our in-house leasing platform.

Financial flexibility (leverage, access to capital, ratings) - Our Compensation Committee determined that the Company’s performance was at the Target level. Our Compensation Committee considered the following accomplishments in making its determination:

•	We successfully launched a $250 million Equity ATM program and issued approximately $250 million of common stock at an average price of $11.22 per share.

•
We successfully executed our debut $300 million 10-year bond issuance while interest rates were at historically low levels in 2013, which helped us achieve a lower cost of long-term debt and better ladder our debt maturity schedule.

•	We were added to the Russell Global and Russell 1000 Indexes.

•
All of the shares of our Class B-2 and B-3 common stock, respectively, converted to shares of our Class A common stock, our sole outstanding class of common stock. As a result, our liquidity more than doubled as all of our outstanding shares of common stock are now eligible to trade on the NYSE.

•	At year-end, we had $613 million of liquidity and net debt to annualized adjusted EBITDA of 5.3x, one of the lowest among our healthcare REIT peer group.

•	We achieved an upgraded credit rating of Baa2 from Baa3 by Moody’s, allowing us to achieve approximately $2.5 million of interest expense savings in 2014.
Franchise Value - Our Compensation Committee determined that the Company’s performance was at the Target level. Our Compensation Committee considered the following accomplishments in making its determination:

•	Established five new health system relationships and expanded our relationships with five of our existing health systems.

•	Established three new developer relationships and expanded our relationships with two of our existing developer relationships.

•	Our 2013 acquisitions expanded our presence in our key markets of Atlanta, Dallas, Denver and Pittsburgh, and established new key markets in Austin and South Florida.

•	Increased our investment banking equity analyst coverage from three analysts to eight analysts covering us as of the end of the year.

•	Established new fixed income investor relationships with our bond issuance and achieved analyst coverage from two investment banking fixed income analysts.

•	Expanded our in-house property management platform by 3.2 million square feet of GLA and brought seven of our existing markets onto our in-house leasing platform.
Based on these performance results, our Compensation Committee determined that each of our named executive officers would be awarded 100% (relative to a Target level of 60% for Mr. Peters and 40% for the other named executive officers) for the Company performance component of the long-term incentive program. After factoring in the assessment of each executive’s individual performance as described above, our Compensation Committee awarded the equity grant values reflected in the table below.
The following table sets forth the range of the 2013 long-term incentive opportunity for each of our named executive officers and the actual equity grant levels awarded for each executive for their respective 2013 performance.

Executive	Threshold	Target	High	Actual % of Target		Amount
Scott D. Peters	$1,400,000	$2,000,000	$3,000,000	118%	(1)	$2,361,600
Kellie S. Pruitt	300,000	400,000	500,000	80%		319,800
Mark D. Engstrom	300,000	400,000	500,000	98%		393,600
Amanda L. Houghton	300,000	400,000	500,000	80%		319,800
___________________

(1)
As noted above, our Compensation Committee believes that a significant portion of Mr. Peters’ incentive compensation should be in the form of equity to increase the alignment of his interests with those of our stockholders and, accordingly, it reduced the portion of his 2013 annual incentive that would otherwise have been paid in cash and increased the portion of his 2013 annual incentive awarded in equity.

Accordingly, each of our named executive officers received an award of restricted stock in January 2014, with the number of shares subject to each award being the grant date value set forth in the table above, divided by $9.84, which was the closing price of our stock on the grant date. The grant to Mr. Peters was 25% vested on the grant date, and the remainder of the grant vests in three annual installments. The grant to each of our other named executive officers vest 100% on the third anniversary of the grant date. In accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2014.

January 2013 Grant to Mr. Peters
As set forth above, Mr. Peters was awarded a grant of restricted stock in connection with his entering into his new employment agreement with us. Mr. Peters’ grant was 25% vested on the grant date, and the remainder of the grant vests in three annual installments. As reported in last year’s proxy statement, each of our other named executive officers received grants of restricted stock in December 2012 in connection with their new employment agreements. Our Compensation Committee determined that these grants were appropriate for the reasons set forth above under “Employment Agreements” and to provide an additional retention incentive for these executives.
May 2012 Awards of “Founders” LTIP Units
In May 2012, our executives received grants of LTIP units in our operating partnership, Healthcare Trust of America Holdings, LP, in order to establish an equity position similar to “founders” shares in the Company to incentivize future performance. Conceptually, the program was designed to incentivize future performance after our initial stockholders achieved liquidity at a specified level of return above $10.75 per share on their initial $10.00 per share investment. Specifically, these grants to our executives and other key employees under the LTIP program are intended to: (1) incentivize and reward future performance by our executives and other employees selected to participate, where such performance results in added value to the Company and our stockholders, in the short, mid, and long term; (2) retain key executive personnel; (3) further align the interests of our executives with those of our stockholders; and (4) be consistent and competitive with our peers in the public marketplace.
The LTIP program is performance-based and subject to achieving or exceeding objective benchmarks over a four-year period, as discussed below. The rationale of the program is to provide a structure that our Compensation Committee believes fairly rewards our executive leadership team with appropriate deference to the interests of our stockholders. This compensation program is aimed at promoting and rewarding risk-managed decision-making that we believe is in the best interests of the Company and our stockholders.
In general, none of the LTIP units will vest unless our per-share stock price is at least $10.75 per share or more, and the full number of LTIP units subject to an LTIP award will vest only if our per-share stock price is $13.00 per share or more. (For purposes of the LTIP program, our stock price is measured based on the average closing price over a period of 20 consecutive trading days). Our Compensation Committee awarded these grants in 2012 at levels it determined in its judgment to provide appropriate additional incentives to our executives to continue our growth and create value for our stockholders and to continue their employment with us. As a result of significant increases in our stock price during 2013, approximately 97% of each of our named executive officers’ LTIP units that are tied to stock price targets vested during the year.
LTIP units are a special class of partnership interests under our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one share of our common stock under the Amended and Restated 2006 Incentive Plan, or the 2006 Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We do not receive a tax deduction for the value of any LTIP units granted to our employees. In March 2013, the LTIP units achieved full parity with common units of our operating partnership. As of December 2013, no vested LTIP units have been converted into our common stock.
Severance Benefits.    Our Compensation Committee believes that severance provisions in our named executive officers’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers under their respective employment agreements. Our Compensation Committee determines the level of severance benefits to provide to each named executive officer on a case-by-case basis and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive market practices. As described in more detail under “Potential Payments Upon Termination or Change in Control” below, our named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2014 annual meeting of stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent Directors, who constitute our Compensation Committee:
Gary T. Wescombe, Chair
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2013, 2012 and 2011
The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)
Scott D. Peters	2013	800,000	—	2,507,500		1,300,000	14,168	4,621,668
Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	2012	750,000	4,539,200	8,465,300	(5)	—	152,332	13,906,832
	2011	750,000	2,241,667	1,600,000		—	302,678	4,894,345
Kellie S. Pruitt	2013	350,000	—	—		300,000	24,368	674,368
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2012	300,000	300,000	2,364,523	(6)	—	85,801	3,050,324
	2011	300,000	200,000	800,000		—	123,342	1,423,342
Mark D. Engstrom	2013	325,000	—	—		350,000	24,368	699,368
Executive Vice President - Acquisitions	2012	300,000	225,000	2,024,020	(7)	—	85,838	2,634,858
	2011	300,000	200,000	800,000		—	125,162	1,425,162
Amanda L. Houghton (1)	2013	275,000	—	—		250,000	24,368	549,368
Executive Vice President - Asset Management	2012	214,583	175,000	1,895,920	(8)	—	44,700	2,330,203
	2011	165,000	75,000	50,000		—	22,679	312,679
_____________________

(1)	Ms. Houghton was appointed as Executive Vice President - Asset Management in December 2011.

(2)
The amounts in this column represent discretionary annual bonuses paid to each executive for 2012 and 2011. In addition, Mr. Peters has had the opportunity to elect to receive a portion of his grants of restricted shares awarded on or before June 6, 2012 in the form of restricted cash awards in order to pay state and federal taxes on the vesting of restricted shares. Such amounts vested in full on June 6, 2012 and no amounts remain unvested. The amount reported in this column for Mr. Peters for 2012 and 2011 represents the amount of these restricted cash awards that vested during the respective year.

(3)
Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, including the May 2012 one-time LTIP awards, as more fully described above, determined in accordance with Financial Accounting Standards Board Accounting Standard Codification 718 Stock Compensation, or ASC 718. ASC 718 establishes accounting and reporting standards for LTIP awards. Applying such standards and with the assistance of our independent valuation specialists, Equity Methods, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards of $5.62 per award. The amounts reported in this column as to the LTIP awards represent the value assuming that the maximum performance levels are achieved (other than an award of LTIP units to Mr. Peters that would vest in connection with a change in control referred to in note (5) below). For more information regarding the grant date fair value of awards of restricted stock and LTIP units, see Note 11, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2013 Annual Report. This column does not include any amount for awards that Mr. Peters elected to receive in the form of cash as described in note (2) above.

(4)
Amounts in this column for 2013 include payments for 100% of the premiums of healthcare coverage under our group health plan in the amount of $14,168 for each of the named executive officers and 401K match in the amount of $10,200 for Ms. Pruitt, Mr. Engstrom and Ms. Houghton. Amounts in this column for 2012 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers; and (2) dividends on unvested stock awards granted prior to the listing on the NYSE. Amounts in this column for 2011 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers; (2) dividends on unvested stock awards granted prior to the listing on the NYSE; and (3) payments for unused earned vacation benefits. Such amounts reflect the aggregate cost to us of providing the benefit.

(5)
Includes the aggregate grant date fair value of restricted stock awards of $750,000 awarded in January 2012, $595,200 awarded in June 2012 pursuant to Mr. Peters’ employment contract and $1,500,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards is contingent on reaching stock prices ranging from $10.75 to $13.00 per share within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 per share stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $1,686,030 at $10.75 per share to $5,620,100 at $13.00 per share or more. The amount also includes the grant date fair value of 450,000 LTIP units that are eligible to vest only if a change in control occurs prior to May 16, 2015. The 450,000 LTIP units have a grant date fair value of $0 based upon the probable outcome of the performance condition. The value of the award at the grant date assuming the highest value of the performance condition is achieved is $4,500,000.

(6)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $600,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards is contingent on reaching stock prices ranging from $10.75 to $13.00 per share within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 per share stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $379,357 at $10.75 per share to $1,264,523 at $13.00 per share or more.

(7)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $400,000 awarded in December 2012. Also includes the aggregate grant date fair value of one-time LTIP awards issued to the executive in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards is contingent on reaching stock prices ranging from $10.75 to $13.00 per share within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 per share stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $337,206 at $10.75 per share to $1,124,020 at $13.00 per share or more.

(8)
Includes the aggregate grant date fair value of restricted stock awards of $400,000 awarded in January 2012 and $400,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards is contingent on reaching stock prices ranging from $10.75 to $13.00 per share within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 per share stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $328,776 at $10.75 per share to $1,095,920 at $13.00 per share or more.

Employment Agreements
As set forth in the CD&A above, our Compensation Committee approved new employment agreements in 2012 with each of our named executive officers to be effective as of January 1, 2013. Mr. Peters’ employment agreement provides for a term of four years, with either the Company or Mr. Peters having the option to renew the employment agreement for two additional one-year terms thereafter. The employment agreements for each of our other named executive officers provide for a term of three years, with the respective parties having the option to renew the applicable employment agreements for two additional one-year terms thereafter. The respective employment agreements for Mr. Peters, Ms. Pruitt, Mr. Engstrom and Ms. Houghton provide that the initial base salaries shall be $800,000, $350,000, $325,000 and $275,000 per annum, respectively. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for our other named executive officers being 100% of the executive’s base salary. In addition, Mr. Peters’ employment agreement provided that he be granted 250,000 shares of our common stock, with 25% of such shares being vested on the date of grant and the remaining 75% of such shares vesting in annual installments over the three-year period commencing January 1, 2013. This grant was made in January 2013 and, in accordance with SEC rules, is reported in the tables in this proxy statement as 2013 compensation for Mr. Peters. The employment agreements for each of our other named executive officers provided that the executives be granted shares of our common stock that will vest in one installment on the third anniversary of the grant date, with the award for Ms. Pruitt being 60,000 shares and the awards for each of Mr. Engstrom and Ms. Houghton being 40,000 shares. These grants were made in December 2012 and, in accordance with SEC rules, are reported in the tables in this proxy statement as 2012 compensation for these executives. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives.
For information on the benefits provided to the named executive officers in connection with a termination of employment or a change in control of the Company, please see “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards Table - Fiscal 2013
The following table presents information concerning plan-based awards granted to our named executive officers for the year ended December 31, 2013. All equity awards were granted pursuant to the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan, as amended from time to time, or the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see the Compensation Discussion and Analysis and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plan Information.”

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/6/2012	1/3/2013	—	—	—	250,000	2,507,500
	N/A	N/A	800,000	1,600,000	2,400,000	—	—
Kellie S. Pruitt	N/A	N/A	175,000	350,000	525,000	—	—
Mark D. Engstrom	N/A	N/A	162,500	325,000	487,500	—	—
Amanda L. Houghton	N/A	N/A	137,500	275,000	412,500	—	—
______________________

(1)
Reflects a grant of restricted common stock awarded pursuant to Mr. Peters’ employment agreement. The award vests in four equal installments on January 3, 2013, January 1, 2014, January 1, 2015 and January 1, 2016.

Outstanding Equity Awards Table at Fiscal 2013 Year-End
The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2013. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Scott D. Peters	237,500	(3)	2,337,000	478,000	4,703,520
Kellie S. Pruitt	60,000	(4)	590,400	5,320	52,349
Mark D. Engstrom	40,000	(4)	393,600	3,920	38,573
Amanda L. Houghton	40,000	(4)	393,600	5,320	52,349
______________________

(1)	For the purposes of this table the market value of unvested restricted common stock is based on the closing price of our Class A common stock on the NYSE as of December 31, 2013, which was $9.84.

(2)
Reflects one-time LTIP awards issued to executives in May 2012 in anticipation of the listing on the NYSE on June 6, 2012. The vesting of these awards are contingent on reaching stock prices ranging from $10.75 to $13.00 per share within a 4-year period. This column reflects the maximum number of outstanding units that would vest upon achievement of a $13.00 stock price. In the case of Mr. Peters, the amount also includes 450,000 LTIP units eligible to vest only if a change in control occurs prior to May 16, 2015. The market value represents the number of units reported in the table multiplied by the closing price of our Class A common stock on the NYSE as of December 31, 2013, which was $9.84.

(3)
Reflects (1) 187,500 restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of January 1, 2014, January 1, 2015 and January 1, 2016, and (2) 50,000 restricted shares of our common stock, which vest and become non-forfeitable on December 24, 2014, provided Mr. Peters is employed by us on each such vesting date.

(4)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on December 24, 2015, provided the executive is employed by us on such vesting date.

Option Exercises and Stock Vested Table - Fiscal 2013
The following table shows the number of shares acquired and the value realized upon vesting of stock awards for each of the named executive officers during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (3) ($)
Scott D. Peters	1,084,500	(1)	10,690,855
Kellie S. Pruitt	219,680	(2)	2,161,651
Mark D. Engstrom	196,080	(2)	1,929,427
Amanda L. Houghton	189,680	(2)	1,866,451
______________________

(1)
Reflects 112,500 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grants on January 3, 2013 and December 24, 2012, and 972,000 LTIP units that vested pursuant to the achievement of the performance objectives under the award agreement.

(2)	Reflects LTIP units that vested pursuant to the achievement of the performance objectives under each respective award agreement.

(3)
The value realized for restricted stock awards was based upon the closing price of our common stock on the day prior to the vesting date. The market value per vested LTIP unit is assumed to be the closing market price of our Class A common stock on the NYSE as of December 31, 2013, which was $9.84 (as these LTIP units have not yet been converted into shares of our common stock).

Potential Payments Upon Termination or Change in Control
Summary of Potential Payments Upon Termination of Employment.    As mentioned above, we are a party to an employment agreement with each of our named executive officers, which provide certain benefits to each executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. Following is a description of the benefits provided under each executive’s employment agreement as in effect in December 2013.
Termination without Cause; Resignation for Good Reason.    If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the applicable executive will be entitled to the following benefits:

•
A cash payment equal to the product of (a) the executive’s target bonus for the year in which the termination occurs, and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365.

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (1) his then-current base salary and (2) his target bonus for the fiscal year in which the date of termination occurs;

•	in the case of Ms. Pruitt, two times the sum of (1) her then-current base salary and (2) her target bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Engstrom and Ms. Houghton, two times his or her then-current base salary.

•	Continued healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Ms. Pruitt, Mr. Engstrom and Ms. Houghton with all premiums paid by us.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards (other than the LTIP units).
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to continued healthcare coverage under COBRA, with all premiums paid by us, for 18 months in the case of Mr. Peters, or six months in the case of Ms. Pruitt, Mr. Engstrom and Ms. Houghton. In addition, unvested equity awards (other than the LTIP units) will become immediately vested.
Death.    In the event of a termination due to death, unvested equity awards (other than the LTIP units) will become immediately vested.

LTIP Units. If a named executive officer’s employment is terminated and the executive would be entitled to cash severance in the circumstances as described above, or if the executive’s employment terminates due to his or her death or disability, the executive’s LTIP units will remain eligible to vest based on our stock price levels for up to one year following the termination.
Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during their employment with us through the occurrence of a change in control (or such shorter period as required by applicable law). The agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.
The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2013 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2013, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination for Cause or Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)		Death ($)	Disability ($)
Scott D. Peters
Cash Severance	—	7,200,000	(1)	—	—
Benefit Continuation (2)	—	28,652		—	28,652
Value of Unvested Equity Awards (3)	—	2,337,000		2,337,000	2,337,000
Total	—	9,565,652		2,337,000	2,365,652
Kellie S. Pruitt
Cash Severance	—	1,400,000	(4)	—	—
Benefit Continuation (2)	—	9,551		—	9,551
Value of Unvested Equity Awards (3)	—	590,400		590,400	590,400
Total	—	1,999,951		590,400	599,951
Mark D. Engstrom
Cash Severance	—	650,000	(5)	—	—
Benefit Continuation (2)	—	9,551		—	9,551
Value of Unvested Equity Awards (3)	—	393,600		393,600	393,600
Total	—	1,053,151		393,600	403,151
Amanda L. Houghton
Cash Severance	—	550,000	(5)	—	—
Benefit Continuation (2)	—	9,551		—	9,551
Value of Unvested Equity Awards (3)	—	393,600		393,600	393,600
Total	—	953,151		393,600	403,151
_____________________

(1)	Represents a lump sum cash severance payment equal to three times the sum of (1) his then-current base salary and (2) his then-target bonus.

(2)
Represents company-paid COBRA for medical, dental and vision coverage based on 2013 rates for (1) 18 months in the case of Mr. Peters, or (2) six months in the case of Ms. Pruitt, Mr. Engstrom and Ms. Houghton.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards generally vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without Cause or the executive’s resignation for Good Reason within one year after a change in control. Awards of restricted stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2013, which was $9.84 per share.

(4)	Represents a lump sum cash severance payment equal to two times the sum of (1) her then-current base salary and (2) her then-target bonus.

(5)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our named executive officers) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. See the “Value of Unvested Equity Awards” rows of the table below and the corresponding footnotes for the value of each executive’s outstanding equity awards that may have vested in connection with a change in control of us as of December 31, 2013.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	2,337,000
Value of LTIP Units (2)	4,428,000
Total	6,765,000
Kellie S. Pruitt
Value of Unvested Equity Awards (1)	590,400
Total	590,400
Mark D. Engstrom
Value of Unvested Equity Awards (1)	393,600
Total	393,600
Amanda L. Houghton
Value of Unvested Equity Awards (1)	393,600
Total	393,600
_____________________

(1)	Represents the value of unvested awards of restricted stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2013, which was $9.84 per share.

(2)
Represents the value of 450,000 unvested LTIP units granted to Mr. Peters in May 2012 that would vest only upon a change in control prior to May 16, 2015, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2013, which was $9.84 per share.

Other Change in Control Provisions. If a change in control of the Company occurs, Mr. Peters would be entitled under his employment agreement to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. Our Compensation Committee does not presently intend to include this change in control provision set forth in Mr. Peters’ employment agreement in future employment agreements with any newly hired executives.
Director Compensation
Our independent Directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, as amended. In 2010, the Compensation Committee reviewed the compensation payable to our independent Directors. In conducting this review, the Compensation Committee took into account, among other things, the substantial time and effort required of our Directors, the value to the Company of retaining experienced Directors with a history at the Company, and our overall financial strength and growth, as well as the results of a 2008 NAREIT survey regarding director compensation and a 2009 report from Towers Watson. On May 20, 2010, based upon the recommendation of the Compensation Committee, our Board of Directors approved certain amendments to our independent director compensation plan. In April 2014, based upon the recommendation of the Compensation Committee, our Board of Directors approved a further amendment to our 2006 Independent Director Compensation Plan to increase the amount of restricted shares of our common stock for new directors upon initial election, from 5,000 to 7,500 shares. Our current director compensation policy is as follows:
Annual Retainer.    Our independent Directors receive an annual retainer of $50,000.
Annual Retainer, Committee Chairman.    The chairman of the Audit Committee receives an annual retainer of $15,000, and the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee receive an annual retainer of $12,500. These retainers are in addition to the annual retainer payable to all independent board members for Board service.

Meeting Fees.    Our independent Directors receive $1,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $500 is paid to the committee chair for each committee meeting attended in person or by telephone. If a Board meeting is held on the same day as a committee meeting, the independent Directors will receive a fee for each meeting attended.
Equity Compensation.    As of April 2014, upon initial election to our Board of Directors, an independent Director receives an award of 7,500 restricted shares of our common stock (an increase as of April 2014 from 5,000 restricted shares of common stock). Upon his or her re-election to the Board of Directors at an annual meeting of our stockholders, an independent Director receives an award of 7,500 restricted shares. The awards of restricted stock granted to our independent Directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Director Stock Purchase.    In May 2012, the Board of Directors of the Company approved a policy whereby each existing member of the Board of Directors at that time shall be required to purchase (subject to the Company’s Insider Trading Policy and applicable securities laws) by no later than May 16, 2014 and hold not less than 25,000 shares in the aggregate of the Company’s common stock (independent of all grants from the Company) for so long as each such member of the Board of Directors remains a member of the Board of Directors of the Company.  As of April 29, 2014, the members of the Board of Directors have acquired and hold in the aggregate 163,000 shares of common stock in the Company.
Expense Reimbursement.    We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our Directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Independent Directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a Director. The compensation paid to Mr. Peters is presented above under “Executive Compensation.”
Director Compensation Table - Fiscal 2013
The following table sets forth the compensation earned by our independent Directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
W. Bradley Blair, II	121,000	81,525	202,525
Maurice J. DeWald	108,500	81,525	190,025
Warren D. Fix	115,000	81,525	196,525
Larry L. Mathis	97,000	81,525	178,525
Gary T. Wescombe	116,000	81,525	197,525
____________________

(1)
On July 9, 2013, each of the independent Directors received 7,500 shares of restricted stock. For more information regarding the grant date fair value of awards of restricted stock see Note 11, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2013 Annual Report. As of December 31, 2013, each of the independent Directors had 10,500 unvested shares of restricted stock.

Compensation Committee Interlocks and Insider Participation
During 2013, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent Directors of the Company, served on our Compensation Committee. None of our independent Directors was an officer or employee of the Company in 2013 or any time prior thereto. During 2013, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2013 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	412,000	—	—
Equity compensation plans not approved by security holders	2,485,200	—	5,101,800
Total	2,897,200	—	5,101,800
_____________________

(1)
The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares that may be issued under the plan from 2,000,000 to 10,000,000. This increase was not approved by stockholders. Accordingly, the shares under the 2006 Incentive Plan that were approved by stockholders are reflected in the table above under “Equity compensation plans approved by security holders,” and the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2)	Does not include 641,000 outstanding restricted shares granted under the 2006 Incentive Plan.
Amended and Restated 2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock.
The 2006 Incentive Plan provides for the granting of awards to participants in the following forms to those independent directors, employees, and consultants selected by the plan administrator for participation in the 2006 Incentive Plan:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent Directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 10,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan), (i) all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse, and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors: (i) all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then: (i) all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent Directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent Directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our Directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our Directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our Directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our Directors or officers or any of their affiliates has an interest without a determination by a majority of our Directors, including a majority of our independent Directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our Directors or officers or any of their affiliates unless a majority of our Directors, including a majority of our independent Directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent Directors.

•
We will not make any loans to any of our Directors or officers or any of their affiliates (other than loans to our wholly owned subsidiaries). In addition, any loans made to us by our Directors or officers or any of their affiliates must be approved by a majority of our Directors, including a majority of the independent Directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our Directors or any of their affiliates unless a majority of our Directors, including a majority of our independent Directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our Directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person, and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.
In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a Director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the Director or the Director’s immediate family members are related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 29, 2014 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each Director; (ii) each named executive officer; (iii) all Directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of Class A common stock. The percent of common stock is based on 237,303,146 shares of our Class A common stock outstanding as of April 29, 2014.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters	1,950,740	**
Kellie S. Pruitt	448,644	**
Mark D. Engstrom	418,090	**
Amanda L. Houghton	301,237	**
W. Bradley Blair, II	206,520	**
Maurice J. DeWald	197,520	**
Warren D. Fix	207,249	**
Larry L. Mathis	206,044	**
Steve W. Patterson	7,500	**
Gary T. Wescombe	235,520	**
Directors and executive officers as a group (10 persons)	4,179,064	1.7%
Other Stockholders:
The Vanguard Group, Inc. (3)	26,533,437	11.2%
Cohen & Steers, Inc. (4)	23,948,905	10.1%
Invesco Ltd. (5)	16,011,380	6.7%
____________________

*	Unless otherwise indicated, the address is c/o HTA, 16435 North Scottsdale Road, Scottsdale, Arizona, 85254.
**	Represents less than 1% of our outstanding Class A common stock.

(1)
Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2)
Amount includes vested LTIP units as of April 29, 2014 which are convertible into shares of Class A common stock as follows: 972,000 for Mr. Peters, 219,680 for Ms. Pruitt, 196,080 for Mr. Engstrom, 189,680 for Ms. Houghton and 130,520 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe. The future vesting of the unvested LTIP units is unknown at this time as the vesting is based on the future performance of our stock.

(3)
Based solely on the information in Schedule 13G/A, dated April 8, 2014, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA, 19355. The report states as of March 31, 2014 that The Vanguard Group, Inc. had sole voting power over 384,959 shares, sole dispositive power over 26,444,878 shares and shared dispositive power over 88,559 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 88,559 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 296,400 shares as a result of its serving as investment manager of Australian investment offerings.

(4)
Based solely on the information in Schedule 13G/A, dated April 10, 2014, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Avenue, 10th Floor, New York, NY, 10017. The report states as of March 31, 2014 that Cohen & Steers, Inc. had sole voting power over 12,073,904 shares and sole dispositive power over 23,948,905 shares. Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., had sole voting power over 12,073,904 and sole dispositive power over 23,827,219. Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc., had sole dispositive power over 121,686.

(5)
Based solely on the information in Schedule 13G, dated February 10, 2014, filed with the SEC by Invesco Ltd., located at 1555 Peachtree Street NE, Atlanta, GA, 30309. The report states as of December 31, 2013 that Invesco Ltd. had sole voting power over 11,043,843 shares, shared voting power over 113,891 shares, sole dispositive power over 15,952,919 shares and shared dispositive power over 58,461 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each Director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2013 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2013, except that one Director failed to timely file one Form 4 with respect to one transaction.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our “named executive officers” as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables).
As described more fully in the “Compensation Discussion and Analysis” above, our executive compensation program is guided by the principle that the compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:

•
Our Compensation Committee is comprised solely of independent Directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

•
The majority of our executives’ compensation is at-risk. For fiscal year 2013, approximately 89% of Mr. Peters’ target total direct compensation was performance-based, and approximately 64% to 70% of the three other named executive officers’ target total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.

•
Effective January 1, 2013, we entered into new employment agreements with each of our named executive officers. We believe it was appropriate to enter into these agreements with our named executive officers in light of their increased responsibilities following our listing on the NYSE and to promote the stability of our management team.

•
Our executives’ base salary represents our Compensation Committee’s view of the minimum level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our executives’ bonuses under our annual incentive program are performance-based cash incentives that reward achievement of performance objectives tied to our annual business plan and projections. A range of earnings opportunities, expressed as percentages of base salary and corresponding to three levels of performance (Threshold, Target and High), are established for each of our executives. Actual bonus awards to our executives depend on actual achievement relative to the corporate objectives and the Compensation Committee’s subjective assessment of each executive’s individual performance. As described in more detail above, the metrics used to measure the Company’s performance for 2013 were normalized FFO per share, net acquisitions, same-property cash NOI growth: debt to undepreciated assets and performance against our peer companies.

•
The Compensation Committee also granted our executives equity awards based on performance in 2013 in the form of restricted stock. The awards were granted in January 2014 and determined by our Compensation Committee based on the achievement of pre-established corporate goals, and the Compensation Committee’s discretionary assessment of each individual executive’s performance for the 2013 performance year. These awards are intended to promote achievement of corporate performance goals tied to our business strategies, incentivize individual executive achievement consistent with our corporate goals, and focus our executives on creating long-term value for our stockholders. These awards also provide a retention incentive as they vest over a multi-year period. The range of potential award levels that may be granted, expressed as percentages of base salary and corresponding to the three levels of performance (Threshold, Target and High), is established for each executive. As described in more detail above, the metrics used to measure the Company’s performance for 2013 were 1-year TSR against our peer companies, improved value of our portfolio, financial flexibility and franchise value.

•
Our Compensation Committee has established stock ownership guidelines for our executives. Our Chief Executive Officer and other named executive officers are required to own a minimum of six and four times the applicable executive’s base salary, respectively, of fully vested shares of our common stock.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits pledging awards granted to our executives under the plan.

•
The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee concluded that our compensation policies are not reasonably likely to have a material adverse effect on us or our stockholders.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables above and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values input from our stockholders, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers every three years at the annual meeting of stockholders. It is expected that the next Say-on-Pay vote will be held at the 2017 annual meeting of stockholders.
Recommendation of the Board of Directors
The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2014. A representative of Deloitte is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 24, 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and 2012 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2013	2012
Audit fees (1)	$2,037,000	$1,696,000
Audit-related fees (2)	277,000	289,000
Tax fees (3)	454,000	300,000
All other fees	—	—
Total	$2,768,000	$2,285,000
____________________

(1)	Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and other services related to filings with the SEC.

(2)	Audit related fees consist of stand-alone property audits and agreed-upon procedures.

(3)	Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2013 and 2012 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2013 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees (PCAOB AS 16).
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014. This report is provided by the following independent Directors, who constitute the Audit Committee:
Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Larry L. Mathis
Gary T. Wescombe

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 29, 2014 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2013 at www.htareit.com.

PROPOSALS FOR 2015 ANNUAL MEETING
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2015 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 16, 2015, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2015 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 17, 2014 and no later than 5:00 p.m., Mountain Time, on January 16, 2015. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 16, 2015, will be considered untimely and, will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for the nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

OTHER MATTERS
The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment write-downs of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present this non-GAAP financial measure because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real asset values have historically risen or fallen based on market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
Our methodology for calculating FFO may be different from methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund all of our needs. FFO should be reviewed in connection with other GAAP measurements.

We also compute Normalized FFO, which excludes from FFO acquisition-related expenses, listing expenses, net gain or loss on change in fair value of derivative financial instruments, noncontrolling income from partnership units included in diluted shares, transitional expenses, debt extinguishment costs and other normalizing items. We present this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flows from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund our needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of FFO and Normalized FFO to net income or loss attributable to common stockholders for the years ended December 31, 2013 and 2012 (in thousands, except per share amounts):

	Year Ended December 31,
	2013	2012
Net income (loss) attributable to common stockholders	$24,261	$(24,424)
Depreciation and amortization expense	121,647	116,418
FFO	$145,908	$91,994
Acquisition-related expenses	7,523	8,843
Listing expenses	4,405	22,573
Net (gain) loss on change in fair value of derivative financial instruments	(10,796)	7,667
Noncontrolling income from partnership units included in diluted shares	371	16
Transitional expenses	—	2,197
Debt extinguishment costs	—	1,886
Other normalizing items	423	86
Normalized FFO	$147,834	$135,262
Normalized FFO per share - basic	$0.65	$0.61
Normalized FFO per share - diluted	$0.64	$0.61
Weighted average number of common shares outstanding - basic	228,075	222,713
Weighted average number of common shares outstanding - diluted	229,939	222,869
NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP), generated from our total portfolio of properties before general and administrative expenses, non-traded REIT expenses, acquisition-related expenses, depreciation and amortization expense, listing expenses, interest expense and net gain or loss on change in fair value of derivative financial instruments, debt extinguishment costs and other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of between periods, we calculate comparable amounts for a subset of our owned properties referred to as “same-property.” Same-property cash NOI excludes properties which have not been owned or operated during the entire span of all periods reported, assets held for sale, notes receivable interest income and certain non-routine items. Same-property cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-property cash NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of NOI and same-property cash NOI to net income or loss for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012
Net income (loss)	$24,684	$(24,368)
General and administrative expenses	24,448	21,741
Non-traded REIT expenses	—	4,340
Acquisition-related expenses	7,523	8,843
Depreciation and amortization expense	121,647	116,418
Listing expenses	4,405	22,573
Interest expense and net change in the fair value of derivative financial instruments	41,620	52,993
Debt extinguishment costs	—	1,886
Other (income) expense	(42)	(89)
NOI	$224,285	$204,337
Straight-line rent adjustments, net	(6,553)	(7,857)
Amortization of below and above market leases, net	2,118	2,203
Lease termination fees	(36)	(114)
Notes receivable interest income	(2,267)	(4,164)
Non-same property cash NOI	(37,355)	(19,303)
Same-property cash NOI	$180,192	$175,102
Same-property cash NOI percentage growth	2.9%
The following is the reconciliation of NOI and same-property cash NOI to net income or loss for each quarter in 2013 and the comparable quarter in 2012 (in thousands):

	Three Months Ended March 31,		Three Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$1,384	$(307)	$14,233	$(19,314)
General and administrative expenses	6,448	6,007	6,217	4,908
Non-traded REIT expenses	—	2,143	—	1,704
Acquisition-related expenses	1,025	2,321	658	2,970
Depreciation and amortization expense	28,561	27,357	29,583	30,964
Listing expenses	4,405	—	—	12,544
Interest expense and net change in the fair value of derivative financial instruments	11,077	11,033	4,314	15,932
Debt extinguishment costs	—	—	—	1,886
Other (income) expense	(8)	(27)	(10)	(63)
NOI	$52,892	$48,527	$54,995	$51,531
Straight-line rent adjustments, net	(1,738)	(2,445)	(1,631)	(2,119)
Amortization of below and above market leases, net	550	596	520	427
Lease termination fees	(29)	—	(3)	—
Notes receivable interest income	(546)	(1,336)	(546)	(1,336)
Non-same property cash NOI	(6,600)	(2,257)	(3,659)	(466)
Same-property cash NOI	$44,529	$43,085	$49,676	$48,037
Same-property cash NOI percentage growth	3.4%		3.4%

	Three Months Ended September 30,		Three Months Ended December 31,
	2013	2012	2013	2012
Net income (loss)	$5,005	$(2,931)	$4,062	$(1,817)
General and administrative expenses	5,980	5,164	5,803	5,662
Non-traded REIT expenses	—	350	—	143
Acquisition-related expenses	1,403	1,341	4,437	2,210
Depreciation and amortization expense	29,581	29,458	33,922	28,639
Listing expenses	—	4,751	—	5,278
Interest expense and net change in the fair value of derivative financial instruments	15,188	14,132	11,041	11,896
Debt extinguishment costs	—	—	—	—
Other (income) expense	(10)	24	(14)	(22)
NOI	$57,147	$52,289	$59,251	$51,989
Straight-line rent adjustments, net	(1,565)	(1,898)	(1,619)	(1,395)
Amortization of below and above market leases, net	506	576	542	605
Lease termination fees	(4)	(54)	—	(60)
Notes receivable interest income	(562)	(946)	(613)	(546)
Non-same property cash NOI	(5,203)	(1,228)	(6,205)	(721)
Same-property cash NOI	$50,319	$48,739	$51,356	$49,872
Same-property cash NOI percentage growth	3.2%		3.0%
Net Debt to Annualized Adjusted EBITDA
We compute adjusted EBITDA on an assumed annualized basis. We define this non-GAAP financial measure as net income (computed in accordance with GAAP) plus depreciation and amortization expense, interest expense and net change in the fair value of derivative financial instruments, acquisition-related expenses, non-cash compensation expense and pro forma impact as if all the acquisitions had occurred on the first day of the quarter. We consider adjusted EBITDA an important measure because it provides additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt. Our use of the term adjusted EBITDA may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Adjusted EBITDA should be reviewed in connection with other GAAP measurements. We compute net debt as debt less cash and cash equivalents. The following is the reconciliation of annualized adjusted EBITDA to net income for the three months ended December 31, 2013 (in thousands):

Three Months Ended December 31, 2013
Net income	$4,062
Depreciation and amortization expense	33,922
Interest expense and net change in the fair value of derivative financial instruments	11,041
EBITDA	$49,025
Acquisition-related expenses	4,437
Non-cash compensation expense	518
Pro forma impact	2,007
Adjusted EBITDA	$55,987
Annualized adjusted EBITDA	$223,948

December 31, 2013
Debt	$1,214,241
Cash and cash equivalents	(18,081)
Net debt	$1,196,160

Net debt to annualized adjusted EBITDA	5.3x

HEALTHCARE TRUST OF AMERICA, INC.

P.O. BOX 55909
BOSTON, MA 02205-5909

Your Proxy Vote is Important!

You can authorize a proxy to cast your vote and otherwise represent you at the 2014 Annual Meeting of Stockholders in one of four ways:

Vote by Internet: Authorize your proxy online at **www.2voteproxy.com/hta** until 11:59 p.m. eastern daylight time on July 8, 2014.

Vote by Phone: Call our toll free number at **(800) 830-3542**, to authorize your proxy until 11:59 p.m. eastern daylight time on July 8, 2014.

Vote by Mail: Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope.

Vote by Fax: Fax the completed proxy card to **(781) 633-4036** until 11:59 p.m. eastern daylight time on July 8, 2014.

If Voting by Mail
Remember to **sign** and **date** form below.
Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.

PROXY TABULATOR
PO BOX 55909
BOSTON, MA 02205-9100

HEALTHCARE TRUST OF AMERICA, INC.
ANNUAL MEETING OF STOCKHOLDERS
JULY 9, 2014
PROXY CARD
Solicited by the Board of Directors
Please Authorize Your Proxy to Vote by July 8, 2014

The undersigned stockholder of Healthcare Trust of America, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Kellie S. Pruitt, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2014 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. to be held on July 9, 2014 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and any and all postponements and adjournments thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all postponements and adjournments thereof, with all power possessed by the undersigned as if personally present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the annual meeting or any postponement or adjournment thereof, including matters incident to its conduct or a motion to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 9, 2014: The proxy statement, proxy card and 2013 annual report are available at **www.2voteproxy.com/hta**.

SIGN, DATE and RETURN:
When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such under signature. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature ______________________

Signature ______________________

Date ______________________

HTA14-PXY-1.05

The Board of Directors recommends a vote "For All Nominees" in Proposal 1, and "For" Proposals 2 and 3. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "For All Nominees" named in Proposal 1 and "For" Proposals 2 and 3.

Please mark boxes as in the example ☒

	FOR ALL	**WITHHOLD ALL**	**FOR ALL EXCEPT***
1. Election of Directors – To consider and vote upon the election of each of the seven director nominees listed below to serve until the 2015 annual meeting of stockholders and until their successor are duly elected and qualified.	☐	☐	☐

(1) Scott D. Peters (2) W. Bradley Blair, II (3) Maurice J. DeWald
(4) Warren D. Fix (5) Larry L. Mathis (6) Steve W. Patterson
(7) Gary T. Wescombe

To **withhold authority** to vote for any individual nominee(s) write the number(s) of the nominee(s) in the box below.

☐

Please check box at right if you plan on attending the Annual Meeting of Stockholders on July 9, 2014. ☐

You may obtain directions to attend the 2014 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

HTA14-PXY-1.05